Exhibit 99.1

News Release

Contacts:	Media – Joseph F. Ailinger Jr.	Analysts – Andy Clark
	(617) 722-7571	(412) 234-4633
	ailinger.jf@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON TO ACQUIRE PARAGON ASSET MANAGEMENT

—Addition of Las Vegas area-based investment management firm is sixth acquisition for

Mellon’s Private Wealth Management group in four years—

BOSTON and LAS VEGAS, July 12, 2004 — Mellon Financial Corporation announced that it has reached a definitive agreement to acquire Paragon Asset Management Company, a privately held, Las Vegas area-based investment management firm, specializing in meeting the needs of high-net-worth individuals, corporations and local municipalities. Terms of the agreement, expected to close in the third quarter, were not disclosed.

“This new acquisition marks another step in our strategy to invest in fee-based businesses and complements the robust organic growth Mellon has achieved in its asset management business,” said Martin G. McGuinn, Mellon chairman and chief executive officer.

“We are honored to welcome Paragon and its clients to our organization,” said David F. Lamere, Mellon vice chairman and president of Mellon’s Private Wealth Management group. “This move is in keeping with our strategy of expanding our wealth management practice to key markets across the country. Las Vegas – one of the nation’s fastest growing economies – represents an important and very attractive market for us. From this location, we look forward to continuing to grow our presence and serving our many clients in the Southwest.”

“We believe our agreement with Mellon provides a great opportunity for our clients,” said Theodore Schlazer, principal from Paragon Asset Management. “We’ll now be able to provide a greatly expanded range of services, including strategic asset allocation expertise and fiduciary powers.”

The agreement with Paragon, which will add nearly $600 million in client assets to Mellon, is Mellon’s sixth acquisition in its Private Wealth Management group in four years and second this year. Mellon acquired Seattle-based Safeco Trust Company in April, Georgia-based The Arden Group in 2003, Ohio-based Weber Fulton & Felman in 2002, California-based Van Deventer & Hoch in 2001, and The Trust Company of Washington in 2000.

With more than $75 billion in client assets, Mellon’s Private Wealth Management group maintains more than 60 offices nationwide, including locations in California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Washington and Washington, D.C.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $3.6 trillion in assets under management, administration or custody, including more than $675 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. More about Mellon is available at www.mellon.com.

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